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Exhibit 5.1

SHERMAN & HOWARD L.L.C.
ATTORNEYS & COUNSELORS AT LAW
DENVER, COLORADO 80202
633 SEVENTEENTH STREET
SUITE 3000
TELEPHONE: (303) 297-2900
FAX: (303) 298-0940
OFFICES IN: COLORADO SPRINGS * RENO * LAS VEGAS * PHOENIX

December 29, 2003

CoBiz Inc.
821 Seventeenth Street
Denver, Colorado 80202

Ladies and Gentlemen:

  Re:
  Registration Statement on Form S-3

        We have acted as counsel to CoBiz Inc., a Colorado corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement") relating to the sale of up to 860,499 shares of common stock of the Company, $0.01 par value ("Common Stock"), all of which will be sold from time to time by the selling shareholders named in the Registration Statement, as set forth therein.

        We have examined the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the minutes of the proceedings of the Board of Directors of the Company authorizing the original issuance of the shares of Common Stock covered by the Registration Statement.

        Based on the foregoing, we are of the opinion that the issuance of the shares of Common Stock to be sold by the selling shareholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action and that the shares are validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

Very truly yours,
/s/ SHERMAN & HOWARD L.L.C.

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  Exhibit 5.1